Paradigm Completes Acquisition of Cyber Forensics Firm Trinity IMS

ROCKVILLE, MD. April 12, 2007 -- Paradigm Holdings, Inc. (OTCBB:PDHO) (Paradigm), parent company of Paradigm Solutions Corporation, a provider of comprehensive information technology and business solutions for federal government enterprises, announced today that it completed the acquisition of McLean, Virginia-based Trinity Information Management Services, Inc. (Trinity IMS) on April 9, 2007.

With annual revenues for 2006 of over $4.0 million, Trinity IMS provides specialized information assurance (IA) and cyber forensics support services to the federal government, primarily the U.S. Department of State. Trinity IMS offers comprehensive cyber forensic support services including: evidence handling/collection; data recovery; warrant execution support; and evidence analysis/presentation and expert testimony. IA services include security planning and policy; security audit/assessment and regulatory compliance (certification and accreditation, FISMA and HIPAA); and infrastructure risk mitigation. Trinity IMS employs approximately 25 people, all of whom hold U.S. Government security clearances.

Announcing the transaction, Paradigm President and CEO, Peter LaMontagne, stated, "We are very pleased to welcome the Trinity IMS team to Paradigm. Trinity IMS’ focus on cyber forensics and information assurance services in support of the U.S. Department of State maps directly to our strategic plan to expand our IT solutions into the national security marketplace. Trinity IMS provides us with accelerated access to key customers, high-level security clearances and technical expertise that would have taken years to develop organically.”

Mr. Christian L. Kleszewski, Trinity IMS founder and President, has joined Paradigm's executive team as a Vice President and will continue to manage the Trinity IMS operation at Paradigm.

Mr. Kleszewski emphasized the value of the merger for his customers and employees stating, "Trinity IMS’ growth requires additional infrastructure and support and Paradigm provides that platform. Also critically important is that Trinity IMS and Paradigm share the same business values—our commitment to integrity, employee development, and customer mission.”

Paradigm Senior Vice President and Chief Financial Officer, Richard Sawchak, noted that the transaction is expected to be accretive to Paradigm’s projected 2007 earnings. “Excluding cost synergies, Trinity IMS operates its time and materials type contracts profitably at margin levels equal to or greater than those currently achieved by Paradigm—this transaction adds value in the short term while opening a new lane for strategic growth in future years.”

About Paradigm Holdings, Inc.:
Paradigm Holdings, Inc., (www.paradigmsolutions.com) parent company of Paradigm Solutions Corporation, is a comprehensive information technology and business solutions provider for government enterprises. Paradigm Solutions Corporation specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Program Management for government customers. Headquartered in Rockville, Maryland, the company currently employs nearly 300 people across 12 states.

Safe Harbor Statement:
This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

For more information, please contact:
Richard Sawchak
Senior Vice President and CFO
301-468-1200
communications@paradigmsolutions.com